EXHIBIT 99.1

EDCI Holdings, Inc. Appoints David Sandberg to Board of Directors

NEW YORK, June 1, 2009 /PRNewswire / -- EDCI Holdings, Inc. (Nasdaq: EDCI) ("EDCI"), the holding company for Entertainment Distribution Company, Inc., the majority shareholder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical disc market, today announces that David Sandberg has joined the Board of Directors as an independent director effective June 1, 2009. Mr. Sandberg is the managing member, founder, and portfolio manager of Red Oak Partners, LLC, a NY-based hedge fund advisor, since its March 2003 inception.  Previously, Mr. Sandberg co-managed JH Whitney & Co.'s Green River Fund from 1998-2002. Mr. Sandberg received a BA in Economics and a BS in Industrial Management from Carnegie Mellon University and also serves on the Board of SMTC Corp.

Mr. Sandberg replaces Howard "Skip" Speaks, who resigned from the EDCI Board of Directors in conjunction with Mr. Sandberg’s appointment.

About EDCI Holdings, Inc.

EDCI Holdings, Inc. (Nasdaq: EDCI) is a multi-national company, headquartered in New York, that is seeking to enhance shareholder value by pursuing acquisition opportunities. EDCI is the holding company of Entertainment Distribution Company, Inc., which is the majority shareholder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical disc market. EDC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. EDC’s clients include some of the world's best-known music, movies and gaming companies. EDC’s operations include manufacturing and distribution facilities in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcih.com.

Source: EDCI Holdings, Inc.

CONTACT: Kyle E. Blue, Office:  (317) 596-0323,

Web site: www.edcih.com